Exhibit 99.1

May 2016	10868 189th Street Council Bluffs, IA 51503 Phone: 712-366-0392 Fax: 712-366-0394

Members and Friends:

Safety Safety continues to be our first concern. We completed our April 2016 plant shutdown without lost-time-day accidents. We also didn’t have any near misses reported. To accomplish this, there was a lot of planning by all departments, training of all contractors before they came on site, and daily communication and coordination by our Shift Managers, Managers, and Engineers.
The plant safety goal this fiscal year includes everyone participating in a safety related event or meeting. Employees can choose to attend a National Safety Council Safety breakfast, attend and participate in our monthly Safety Committee meetings, or attend another similar event/meeting. Everyone is to write a summary of what they learned and how it could apply to SIRE. Many employees have already completed this requirement and we have documented their lessons learned.

Financials On Thursday, May 12, 2016, we issued a press release announcing our quarterly financial results as of and for the fiscal quarter ended March 31, 2016. Our quarterly Form 10-Q was filed with the SEC that same day. These financials and press release can be accessed on our website www.sireethanol.com (click on the Investor Relations Tab). There is a link to the SEC filings, select “SIRE’s SEC forms are available for viewing on the SEC's website-View”. Our financial results are reported quarterly and annually. They contain our financial, operational, and statistical information. The press release was also sent to our newsletter email list which includes each SIRE member who has provided us with their email address.

Operations During the second fiscal quarter ending March 31, 2016, we produced 31.2 million gallons of denatured ethanol. Through this period, our rolling 12-month average yield was 2.85 gallons of denatured ethanol from every bushel of corn.
Our plant incentive goals for fiscal year 2016 include a safety goal, goals for reduced production costs and increased yield, and an earnings goal. As noted above, we have many employees who have completed the safety goal of attending/participating in a safety related training meeting or presentation. We continue to work on the rest of our goals. This past month, we have had a significant amount of rain. The rain has caused delays in planting as well as slower delivery of corn to the plant. It is interesting to note that some farmers still have some of last year’s corn to harvest.
During our April plant annual shutdown, we had over 120 contractors on site for the three days. We completed several projects during this shutdown. (Pictured, Whitney Radford, Andrea Johnson and Brett Schulte serving lunch)
The plant is now going on eight years of production, and we have begun to replace items. During this shutdown, we replaced the sieve beads in one of the sieve bottles, brought on line a new syrup agitator, and geared the plant up for summer running. During this week, we also had our boilers inspected. Grains also had work done on the conveyors (some of this work was delayed due to high winds). The work was completed the next week.
With shutdown completed, we have now begun work on two capital projects. We are installing a pre-condenser, which should be completed by the end of May and the eighth fermenter will be in service early fall. Both of these projects have good projected return on investment and will give the plant room for growth on yields and reducing process costs. Our Plant Engineer, Eric Dreessen, and our Project Engineer, Larry Seefus, are leading these projects.

SIRE Newsletter – Volume X Issue III
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.

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Human Resources and Administration On April 29, 2016, SIRE signed on to the Home Based Iowa Program. This program supports the 2014 Home Based Iowa initiative put forward by Governor Branstad and Major General Tim Orr, the Adjutant General of the Iowa National Guard. The program is a non-profit, private-public partnership that recruits veterans and transitioning service members and helps them find private-sector careers in Iowa. Their mission is to provide veterans with opportunities, jobs, and other benefits in Iowa, a place to call home. By joining the program, SIRE is committed to be a veteran friendly place of employment. Currently, over 10% of our workforce is composed of individuals who are veterans or who are currently serving in the National Guard. We also have one employee currently deployed serving in harm’s way.
Students from Creighton’s BioFuels class and their professor, Scott Williams, toured the plant on April 13, 2016. They asked great questions, and were very interested in our process, our business model, and employment opportunities. They also learned about the many uses of our byproducts. On May 6, 2016, several of our staff volunteered at West Fair, Progressive of Ag Safety Day, working with Bunge volunteers to teach area third, fourth and fifth grade students on various safety topics. The topics included fire safety, germs, electrical safety, grain handling, water and biking safety. We thank our partners, Syngenta/Enogen, IA Corn Growers, and Growth Energy, for their help by contributing items for the ‘goodie bags.’
Summer is quickly approaching. IFor plant tours please contact Laura Schultz, Director of Human Resources or Whitney Radford, HR Assistant (712-352-5001 or 712-352-5009).
The interstate redesign continues in Council Bluffs, (I-80 & I-29). When you visit SIRE, PLEASE BE CAREFUL! These projects are expected to last until 2024.
Employment: For individuals interested in a career with SIRE, applications are always welcome and are taken online at www.SIREethanol.com. The online application can be found via the Employment tab. Check out the “Open positions” tab for available jobs. We encourage individuals to apply at any time. Please contact Whitney Radford, HR Assistant, or Laura Schultz, Director of Human Resources, if you have any questions about the application process or a particular position.

Markets If you would like to sell corn or purchase our byproducts (distillers’ grains and wet cake), please contact our Merchandising team directly at the following numbers: Kristan Barta, 712-352-5010 for corn, DDGS, and wet cake or Dustin Ploeger, 712-352-5015 for assistance with corn sales and distillers’ grain purchases. You may also contact them by calling our office (712-366-0392) and ask for a merchandiser. Remember to sign up for text or email messaging for the daily bid sheet and changes to delivery/pick-up hours. We now provide text messages specifically for Enogen deliveries. Kristan and Dustin have regular office hours at the plant if you need to stop in and see them. For corn oil sales, please contact Dan Wych, Plant Manager (712-352-5013).
If you want to view your SIRE accounts, you can sign up for iView on our website. iView also has a smartphone app you can download for quick viewing of our hours, hour changes, and bids.
If you deliver to the plant, please watch for signs and follow the directions to make sure you are unloading in the proper pit, particularly on the days we are also unloading Enogen corn.

General Manager Notes
On March 31, 2016, we had the honor of hosting the Honorable Senator Grassley and his aids. (Pictured, Brian Cahill and Senator Chuck Grassley)
During his visit we presented him with a plaque thanking him for all his support and service to the ethanol industry. The Senator held a question and answer session for our staff. He answered questions on the upcoming presidential election, explained his stance on presenting nominations for the open Supreme Court position, and spoke regarding his view of the future of the Renewable Fuels Standard rolling out to 2020. We appreciated the time he took to answer questions and listen to the concerns of our employees.
We safely completed our annual plant shutdown. Many projects were completed with over 120 additional individuals on site. As we move into planting season, grains receiving has been open some Saturdays. With all the rain, it appears this may be an extended planting season.
Our 2016 acres contracts have been completed for the Enogen planting. The plant continues to work on refining the inclusion of Enogen and how it changes our recipe. Please take the time to review our second fiscal quarter end press release, as mentioned above. We are pleased to see margins come back a bit for now. We will see how we ride out the summer.

SIRE Newsletter – Volume X Issue III
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.

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Several of our staff attended “Emerging Issues in Ethanol” a conference sponsored by the Nebraska Ethanol Board. The presentations looked at what is coming-up in the future for the ethanol business. Jim Pirolli, Kum & Go, presented on Kum & Go's commitment to expand consumer choice at the pump. They plan to sell E15 at about 100 more locations this year. Kum & Go is present in 11 states at 430 locations. Mr. Pirolli’s presentation stated of one million gallons sold of E-85 over 180 stores, and of the 600,000 gallons sold of E-15 over 20 stores, they have had ZERO mis-fueling reports and ZERO customer complaints regarding vehicle performance. You can read the Omaha World-Herald Business Section article on the presentation: http://www.omaha.com/money/higher-ethanol-blends-are-coming-soon-to-a-gas-pump/article_1300241c-a591-5b04-b788-0b87e6e38b3b.html . All the presentations are found at http://ethanol.nebraska.gov/wordpress/events/emerging-issues-forum/ as well as, the press coverage of the event.
The United States Environmental Protection Agency (USEPA) announced their proposed amendments for 2017 Renewable Fuel Standard program regulation. They proposed an annual mandatory usage of 14.8 billion gallons of ethanol. This would apply to all gasoline produced in or imported into the United States. They are inching closer to the 15.0 billion gallons originally written into the Renewable Fuels Standard.
The USEPA has announced a public hearing on their proposal to be held in Kansas City, Missouri, on June 9, 2016 for all parties who wish to present data, views, or arguments concerning their proposal. We will be attending and working with Iowa Renewable Fuels Association on our response. Our goal is to get the USEPA to get to propose 15.0 billion gallons of ethanol into the final rule. We need everyone’s support. Please send in your comments to the USEPA, or plan to attend the hearings in Kansas City. Information on the hearing and the USEPA proposal can be found at https://www.epa.gov/renewable-fuel-standard-program/regulations-and-volume-standards-under-renewable-fuel-standard.

Brian Cahill, General Manager/CEO

SIRE Newsletter – Volume X Issue III
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.

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